Exhibit 99.1

THE MIDDLEBY CORPORATION

                           1400 Toastmaster Drive, Elgin, Illinois 60120 • (847) 741-3300 • Fax (847) 741-1689

The Middleby Corporation Reports Fourth Quarter and Full Year Results

Elgin, IL, February 26, 2013 – The Middleby Corporation (NASDAQ: MIDD), a leading worldwide manufacturer of equipment for the commercial foodservice and food processing industries, today reported net sales and earnings for the fourth quarter and full fiscal year ended December 29, 2012.  Net earnings for the fourth quarter were $37,788,000 or $2.03 per share on net sales of $291,612,000 as compared to the prior year fourth quarter net earnings of $34,559,000 or $1.87 per share on net sales of $243,760,000.  Net earnings for the fiscal year ended December 29, 2012 were $120,697,000 or $6.49 per share on net sales of $1,038,174,000 as compared to net earnings of $95,473,000 or $5.15 per share on net sales of $855,907,000 in the prior year.

2012 Fourth Quarter and Full Year Financial Highlights

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Net sales increased 19.6% in the fourth quarter and 21.3% for the full fiscal year of 2012 over the comparative prior year periods. Excluding the impact of acquisitions, sales increased 8.3% during the fourth quarter and 7.2% for the full year.

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Net sales at the company’s Commercial Foodservice Equipment Group increased 5.3% in the fourth quarter and 8.7% for the full fiscal year of 2012 as compared to the comparative 2011 periods.  During fiscal 2012, the company completed the acquisition of Nieco.  Excluding the impact of these acquisitions, sales increased 3.9% in the fourth quarter and 5.0% for the full year.

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Net sales at the company’s Food Processing Equipment Group increased 89.0% in the fourth quarter and 89.9% for the full fiscal year of 2012 as compared to the comparative 2011 periods.  During fiscal 2012, the company completed the acquisitions of Baker Thermal Solutions and Stewart Systems.  Excluding the impact of the acquisitions, sales increased by 29.6% in the fourth quarter and 19.1% for the full year.

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Gross profit in the fourth quarter increased to $113.2 million from $99.7 million and the gross margin rate decreased to 38.8% from 40.9%. For the full fiscal year of 2012, gross profit increased to $403.0 million from $344.1 million and the gross margin rate decreased to 38.8% from 40.2%.  The gross margin rate reflects the impact of greater sales mix of the Food Processing Equipment Group and the impact of recent acquisitions with lower gross margin rates, which are anticipated to improve as these businesses are integrated.

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Operating income increased 30.7% in the fourth quarter to $58.7 million from $44.9 million in the prior year quarter and increased 26.5% for the full fiscal year of 2012 to $188.1 million from $148.7 million in the prior year.  Operating income as a percent of net sales in the 2012 fourth quarter increased to 20.1% from 18.4% in the prior year quarter and for the full fiscal year of 2012 increased to 18.1% as compared to 17.4% in the prior year.

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Non-cash expenses during the fourth quarter of 2012 amounted to $9.4 million, including $2.3 million of depreciation, $4.1 million of intangible amortization and $3.0 million of non-cash share based compensation.  Non-cash expenses for the full fiscal year of 2012 amounted to

$37.7 million including $8.7 million of depreciation, $17.0 million of intangible amortization and $12.0 million of non-cash stock based compensation.

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Provisions for income taxes in the fourth quarter amounted to $17.9 million at a 32.2% effective rate in comparison to $9.6 million at a 21.8% effective rate in the prior year quarter.  The prior year fourth quarter provision reflected non-recurring benefits primarily related to reduced state income tax exposures.  For the full fiscal year of 2012 provisions for income taxes amounted to $53.7 million at 30.8% effective rate in comparison to $45.0 million at a 32.0% effective rate in the prior year.

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Operating cash flows amounted to $34.1 million during the fourth quarter and $128.3 million for the full fiscal year of 2012.  Operating cash flows for the full fiscal year of 2012 were utilized to fund 2012 acquisitions of $61.9 million, repurchase $20.7 million of Middleby common stock, and make investments of $7.7 million for capital expenditures.

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Total debt at the end of the 2012 fiscal fourth quarter amounted to $260.1 million as compared to $317.3 million at the end of the 2011 fiscal year.  On December 31, 2012, subsequent to the fiscal 2012 year-end, the company completed the acquisition of Viking Range Corporation for $380 million in cash.  This acquisition was funded with additional borrowings under the company’s revolving credit facility.  This five-year $1.0 billion multi-currency senior revolving credit facility was entered into on August 7, 2012.  The interest rate subsequent to the Viking acquisition was at LIBOR plus a margin of 1.75%, which is adjusted quarterly based upon the company’s leverage ratio.

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On February 22, 2013, the Middleby Board of Directors authorized the repurchase of up to an additional 1.0 million shares of Middleby common stock under the Company's existing share repurchase program, which was launched in 1998 with an initial authorization of 1.8 million shares.  To date, the Company has repurchased in excess of 1.7 million shares under the program, approaching the previously authorized limit.  Accordingly, the Board determined to increase the existing authorization in order to allow for future repurchases from time to time, as the Company deems appropriate.

Selim A. Bassoul Chairman and Chief Executive Officer commented, “Sales increased at our Commercial Foodservice Equipment Group during the quarter and for the year reflecting continued growth in emerging markets and with chain restaurant customers as they upgrade equipment and adopt new technologies to improve the efficiencies of store operations. This growth was offset in part by lower sales in Europe due to difficult market conditions.”

Mr. Bassoul continued, “We also continue to realize strong sales at our Food Processing Equipment Group in the second half of the year, reflecting continued demand from food processors looking to expand and modernize existing plant operations and new customers developing processing operations internationally due to increasing demand for pre-cooked and processed foods in developing markets.”

“During the year we continued to introduce new and innovative products in both our Commercial Foodservice and Food Processing Equipment businesses. We continue to grow our portfolio of technologies designed to reduce energy usage and operating costs, as well as decrease labor costs through automation. We believe future labor costs will continue to escalate across all segments and our labor-saving, automated equipment will address these costs. These products also increase cooking speeds and capacity while improving food quality.  We believe we are well positioned in both industry segments as customers continue to adopt our new technologies as they strive to improve the efficiency of their operations.”

Mr. Bassoul further added, “During the year we also made investments to further strengthen our well established international infrastructure supporting both the Commercial Foodservice Group and the Food Processing Group. We are leveraging this international infrastructure across the two business platforms as we continue to further develop our sales and service organizations. In 2012, this included significant investment in our capabilities in markets such as Australia, Brazil, India and the Middle East. We believe our leading portfolio of brands and technologies, supported by our international capabilities positions Middleby to grow with our customers as they expand their businesses globally.”

“In the past year, we also continued to execute on our acquisition strategy, adding to our portfolio of leading brands and technologies at the Commercial Foodservice Equipment Group and the Food Processing Equipment Group, and further expanding into a third platform with the acquisition Viking Range Corporation, which established our Residential Kitchen Equipment Group,” Bassoul continued.

“The acquisition of Nieco Corporation, a leader in the manufacture of conveyor broilers, further enhanced our industry leading platform of automated and rapid-cook technologies at our Commercial Foodservice Equipment Group. Nieco conveyor technology is currently in use by several leading quick serve restaurant chains. The ability of Nieco to improve food quality, speed up the cooking process and reduce or re-allocate labor is critical to operators.  At the Food Processing Equipment Group, the acquisitions of Baker Thermal Solutions, Stewart Systems, and Spooner Vicars significantly expanded the Middleby platform and as a leading supplier of technologies for the baking industry.” Bassoul concluded, “Through the acquisition of Viking, we entered the residential market with the leading brand in the premium segment of the residential market. We expect we will be able to grow in sales and profitability at Viking as we realize synergies with our existing platforms including improvements in product design, reduction in manufacturing costs, development of new innovative products, and the expansion of products sold into international markets.”

Conference Call

A conference call will be held at 10:00 a.m. Central time on February 27, 2013 and can be accessed by dialing (866) 200-6965 and providing conference code 46030671# or through the investor relations section of The Middleby Corporation website at www.middleby.com.  An audio replay of the call will be available approximately one half hour after its completion and can be accessed by calling (866) 206-0173 and providing code 280037#.

Statements in this press release or otherwise attributable to the Company regarding the Company's business which are not historical fact are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  The Company cautions investors that such statements are estimates of future performance and are highly dependent upon a variety of important factors that could cause actual results to differ materially from such statements. Such factors include variability in financing costs; quarterly variations in operating results; dependence on key customers; international exposure; foreign exchange and political risks affecting international sales; changing market conditions; the impact of competitive products and pricing; the timely development and market acceptance of the Company's products; the availability and cost of raw materials; and other risks detailed herein and from time-to-time in the Company's SEC filings.

The Middleby Corporation is a global leader in the foodservice equipment industry. The company develops, manufactures, markets and services a broad line of equipment used for commercial food cooking, preparation and processing. The company's leading equipment brands serving the commercial foodservice industry include Anets®, Beech®, Blodgett®, Blodgett Combi®, Blodgett Range®, Bloomfield®, Britannia®, Carter-Hoffmann®, CookTek®, CTX®, Doyon®, FriFri®, Giga®, Holman®, Houno®, IMC®, Jade®, Lang®, Lincat®, MagiKitch'n®, Middleby Marshall®, Nieco®, Nu-Vu®, PerfectFry®, Pitco Frialator®, Southbend®, Star®, Toastmaster®, Turbochef® and Wells®. The company’s leading equipment brands serving the food processing industry include Alkar®, Armor Inox®, Auto-Bake®, Baker Thermal Solutions® (formerly Turkington), Cozzini®, Danfotech®, Drake®, Maurer-Atmos®, MP Equipment®, RapidPak®, Spooner Vicars® and Stewart Systems®. The company’s leading equipment brands serving the residential kitchen equipment industry includes Jade®, Viking® and Turbochef®. The Middleby Corporation has been recognized by Forbes Magazine as one of the Best Small Companies every year since 2005, most recently in October 2012.

For more information about The Middleby Corporation and the company brands, please visit www.middleby.com.

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Contact:	Darcy Bretz, Investor and Public Relations, (847) 429-7756
Tim FitzGerald, Chief Financial Officer, (847) 429-7744

THE MIDDLEBY CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
(Amounts in 000’s, Except Per Share Information)
(Unaudited)

	Three Months Ended		Twelve Months Ended
	4th Qtr, 2012	4th Qtr, 2011	4th Qtr, 2012	4th Qtr, 2011
Net sales	$291,612	$243,760	$1,038,174	$855,907
Cost of sales	178,367	144,108	635,185	511,770

Gross profit	113,245	99,652	402,989	344,137

Selling & distribution expenses	26,715	24,421	106,129	91,113
General & administrative expenses	27,873	30,319	108,776	104,314

Income from operations	58,657	44,912	188,084	148,710

Interest expense and deferred financing amortization, net	2,192	2,000	9,238	8,503
Other expense (income), net	754	(1,263)	4,406	(241)

Earnings before income taxes	55,711	44,175	174,440	140,448

Provision for income taxes	17,923	9,616	53,743	44,975

Net earnings	$37,788	$34,559	$120,697	$95,473

Net earnings per share:

Basic	$2.06	$1.92	$6.61	$5.30

Diluted	$2.03	$1.87	$6.49	$5.15

Weighted average number shares:

Basic	18,333	17,969	18,265	17,998

Diluted	18,573	18,505	18,594	18,534

THE MIDDLEBY CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(Amounts in 000’s)
(Unaudited)

	Dec 29, 2012	Dec 31, 2011
ASSETS

Cash and cash equivalents	$34,366	$40,216
Accounts receivable, net	162,230	151,441
Inventories, net	153,490	124,300
Prepaid expenses and other	19,151	12,336
Current deferred tax assets	43,365	39,090
Total current assets	412,602	367,383

Property, plant and equipment, net	63,886	62,507

Goodwill	526,011	477,812
Other intangibles	233,341	234,726
Other assets	8,440	4,084

Total assets	$1,244,280	$1,146,512

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current maturities of long-term debt	$1,850	$315,831
Accounts payable	69,653	63,394
Accrued expenses	170,932	170,392
Total current liabilities	242,435	549,617

Long-term debt	258,220	1,504
Long-term deferred tax liability	44,838	37,845
Other non-current liabilities	48,760	46,577

Stockholders’ equity	650,027	510,969

Total liabilities and stockholders’ equity	$1,244,280	$1,146,512